EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to Registration Statement (Form S-3 No. 333-108069), and related Prospectus of Credence Systems Corporation for the registration of $180,000,000 of 1.50% convertible subordinated notes due 2008 and 15,915,119 shares of its common stock and to the incorporation by reference therein of our report dated November 22, 2002, with respect to the consolidated financial statements and schedule of Credence Systems Corporation included in its Annual Report (Form 10-K) for the year ended October 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

November 24, 2003